Exhibit 99.3

______________, 2007

To The Board of Directors of Ventures-United, Inc.:

I, M. Gary Crandall, hereby resign my position as Treasurer and Director of Ventures-United, Inc., effective immediately.

Very truly yours,

M. Gary Crandall